Exhibit 10.17

(Form of Notice of Grant and Stock Option Agreement –

Performance Stock Options)

VERITONE, INC.

NOTICE OF GRANT OF PERFORMANCE STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Veritone, Inc. (the “Corporation”) under the Corporation’s 2017 Stock Incentive Plan (the “Plan”):

Participant:  [PARTICIPANT NAME]

Grant Date:  [GRANT DATE]

Exercise Price:  $[PRICE] per share

Number of Option Shares:  [NO. OF SHARES]

Expiration Date:  [EXPIRATION DATE]

Type of Option: Non-Statutory Stock Option

Exercise Schedule: The Option shall become exercisable in three substantially equal tranches (with any fractional shares rounded down to the nearest whole number) upon the achievement of the applicable stock price milestone set forth in the table below (each a “Stock Price Milestone”).  Each Stock Price Milestone shall be determined to be achieved when the Fair Market Value of one share of Common Stock of the Corporation equals or exceeds the applicable Stock Price Milestone for thirty (30) consecutive days on which the Stock Exchange upon which the Common Stock is traded is open (each, a “Trading Day”).

Tranche	Stock Price Milestone
1	$49.15
2	$98.31
3	$196.62

The Participant understands and agrees that the Option is granted subject to and in accordance with the terms of the Plan and the associated Performance Stock Option Agreement, and agrees to be bound by the Plan and the Performance Stock Option Agreement.  The Participant hereby acknowledges receipt of copies of: (i) the Performance Stock Option Agreement, (ii) the Plan, and (iii) the Plan Summary and Prospectus.  Copies of such documents are also available upon request made to the Corporation’s Secretary at the Corporation’s principal offices.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Performance Stock Option Agreement.

VERITONE, INC.

By:
Name:
Title:

[PARTICIPANT NAME]

VERITONE, INC. 2017 STOCK INCENTIVE PLAN

PERFORMANCE STOCK OPTION AGREEMENT

RECITALS

A.The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

B.The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to the Participant.

C.All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 18.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Option.  The Corporation hereby grants to the Participant, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice.  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.Option Term.  This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.Limited Transferability.  This option, together with the Option Shares during the period prior to exercise, shall be neither transferable nor assignable by the Participant other than by will or the laws of inheritance following the Participant’s death and may be exercised, during the Participant’s lifetime, only by the Participant.

4.Dates of Exercise.  This option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice.  As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or earlier termination of the option term under Paragraph 5 or 6.

5.Effect of Cessation of Service.  Upon the Participant’s separation from Service for any reason:

(a)Any exercisable portion of the Option Shares shall remain exercisable until the earlier of three (3) months from the Participant’s separation from Service and the Expiration Date.

(b)Any unexercisable portion of the Option Shares shall remain eligible to become exercisable under Section 4 above and Section 6 below, for a period of nine (9) months following the Participant’s separation from Service if such separation from Service is initiated by the Corporation other than for Misconduct.  Any portion of the Option Shares that becomes exercisable during such nine-month period shall remain exercisable until the earlier of three (3) months from the date the Participant is notified that such portion becomes exercisable under this Section 5(b) and the Expiration Date.

(c)Except as specified in Section 5(b) above, any unexercisable portion of the Option Shares shall terminate immediately and cease to be outstanding upon the Participant’s separation from Service for any reason.

(d)Notwithstanding Sections 5(a) and 5(b) above, should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

(e)During the applicable post-Service exercise period, this option may not be exercised for more than the number of shares for which this option is at the time exercisable. Upon the expiration of the applicable exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any Option Shares for which the option has not been exercised.

6.Change in Control. Notwithstanding anything to the contrary stated in Section 2.7 of the Plan, the terms and conditions set forth in this Section 6 shall be applicable to this option in the event that a Change in Control of the Corporation occurs while this option is outstanding:

(a)In the event of a Change in Control, achievement of the Stock Price Milestones (as defined in the Grant Notice) shall be ascertained at the time of the Change in Control based on the per-share price of Common Stock (plus the per-share value of any other consideration) received by the Corporation’s stockholders in the Change in Control without regard to the requirement to measure such achievement over a period of thirty (30) consecutive Trading Days (as defined in the Grant Notice).

(b)In the event of a Change in Control, this option shall be assumed or substituted or exchanged for an equivalent award or right (which may include a cash payment) by the successor corporation or a parent or subsidiary of the successor corporation, provided that the Plan Administrator may not accelerate the exercisability of any portion of the Option Shares, and any portion of the Option Shares that is unexercisable as of the effective time of a Change in Control (and that does not become exercisable upon the Change in Control under Section 6(a) above) shall terminate automatically upon such effective time and never shall become exercisable. Upon a Change in Control, any outstanding, exercisable portion of the Option Shares shall remain exercisable until the Expiration Date. For the purposes of this Section 6(b), this option shall be considered assumed or substituted or exchanged if, following the Change in Control, the new award confers the right to purchase or receive, for each share of Common Stock that is exercisable under this option immediately after the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Plan Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of this option, for each share of Common Stock subject to this option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

7.Adjustment to Option Shares.  Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price.  The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

8.Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

9.Manner of Exercising Option.

(a)In order to exercise this option with respect to all or any part of the Option Shares, the Participant (or any other person or persons exercising the option) must take the following actions:

(i)Execute and deliver to the Corporation a Notice of Exercise, or comply with such procedures as the Corporation may establish for notifying the Corporation of the exercise of the option, for the Option Shares for which the option is exercised.

(ii)Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)cash or check made payable to the Corporation;

(B)in shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes; or

(C)through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance or pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the  purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii)Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than the Participant) have the right to exercise this option.

(iv)Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining the Participant) for the satisfaction of all applicable tax withholding requirements applicable to the option exercise.

(v)As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of the Participant (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(b)In no event may this option be exercised for any fractional shares.

10.Compliance with Laws and Regulations.

(a)The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

11.Successors and Assigns.  Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate.

12.Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address on record with the Corporation.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14.Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

15.Stockholder Approval.  If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this option shall be void with respect to such excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

16.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

17.Data Privacy.  By accepting this option, Participant: (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the Plan and Awards granted to Participant under the Plan; (b) understands that the Corporation and the Subsidiary (if applicable) employing Participant may, for the purpose of implementing, administering and managing the Plan and Awards granted to Participant under the Plan, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, personal email address, date of birth, social security, social insurance number or other identification number, salary, nationality, job title, date of hire, date of termination and details of all Awards or entitlements to Common Stock granted to Participant under the Plan or otherwise (“Data”); (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and awards granted to Participant under the Plan, including, but not limited to, any broker, transfer agent or trustee providing recordkeeping, account maintenance and/or transaction services or with whom the shares of Common Stock issued upon vesting of the Option may be deposited, and that these recipients may be located in Participant’s country or elsewhere, that the recipient’s country may have different data privacy laws and protections than Participant’s country, and that the recipient may hold the Data and make it accessible to the Corporation for the period of time required under the recipient’s data retention policies and procedures and/or contractual obligations to the Corporation in order to fulfill financial and tax reporting, inheritance and other contractual or legal purposes; and (d) authorizes the Corporation, any Subsidiary and their respective agents to store and transmit such information in electronic form.

18.Definitions.  The following definitions shall be in effect under the Agreement:

(a)Agreement shall mean this Performance Stock Option Agreement.

(b)Board shall mean the Corporation’s Board of Directors.

(c)Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

(ii)a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in liquidation or dissolution of the Corporation;

(iii)the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders; or

(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (I) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(d)Code shall mean the Internal Revenue Code of 1986, as amended.

(e)Common Stock shall mean the Corporation’s common stock.

(f)Corporation shall mean Veritone, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Veritone, Inc.

(g)Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(h)Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

(i)Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

(j)Exercise Schedule shall mean the schedule set forth in the Grant Notice pursuant to which the option is to become exercisable for the Option Shares in one or more installments.

(k)Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

(l)Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.

(m)Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

(n)Grant Notice shall mean the Notice of Grant of Performance Stock Option accompanying the Agreement, pursuant to which the Participant has been informed of the basic terms of the option evidenced hereby.

(o)Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

(p)Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss the Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

(q)1934 Act shall mean the Securities Exchange Act of 1934, as amended.

(r)Non-Statutory Option shall mean an option not an Incentive Option.

(s)Notice of Exercise shall mean the notice of exercise in such form as provided by the Corporation.

(t)Option Shares shall mean the number of shares of Common Stock subject to the option.

(u)Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v)Participant shall mean the person to whom the option is granted as specified in the Grant Notice.

(w)Permanent Disability shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of a continuous duration of twelve (12) months or more.

(x)Plan shall mean the Corporation’s 2017 Stock Incentive Plan.

(y)Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

(z)Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  For purposes of this Agreement, the Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.  Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation.  Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(aa)Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

(bb)Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.